Exhibit 99.1

NEWS RELEASE

For further information:

Heidi Hookstadt

847-653-7555

TAYLOR CAPITAL GROUP, INC.

CHIEF FINANCIAL OFFICER RESIGNS

ROSEMONT, March 16, 2004 -- Taylor Capital Group (NASDAQ: TAYC), the bank holding company for Cole Taylor Bank, today announced that J. Christopher Alstrin, chief financial officer, has resigned to pursue other professional interests.

Bruce W. Taylor, president of Taylor Capital Group and chief executive officer of Cole Taylor Bank, has been appointed to serve as acting chief financial officer.

"Chris added a lot of value to our team as a financial strategist during the leveraged buy-out of Cole Taylor Bank from its former parent company in 1997, our successful initial public offering in late 2002, and the development of our business banking strategy," said Jeffrey W. Taylor, chairman and chief executive officer of Taylor Capital Group.  "With these events successfully behind him, he has decided to move on to pursue professional opportunities that are aligned with his significant strengths as a financial strategist.  All of us at Cole Taylor Bank wish him the best. In the meantime, we have begun to search for a chief financial officer," said Taylor.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The Company derives virtually all of its revenue from its subsidiary, Cole Taylor Bank, which presently operates 10 banking centers throughout the Chicago metropolitan area.

About ColeTaylorBank

Cole Taylor Bank, a subsidiary of Taylor Capital Group, Inc., is a dedicated business bank with $2.6 billion in assets. The company operates ten banking center locations throughout the greater Chicago metropolitan area and provides a full complement of financial services to businesses and the people who own and manage them.